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Exhibit 5

[AKIN GUMP STRAUSS HAUER & FELD LLP LOGO]

October 15, 2003

Alliance Data Systems Corporation
17655 Waterview Parkway
Dallas, Texas 75252

Re:
Alliance Data Systems Corporation, Registration Statement on Form S-3, filed with the Securities and Exchange Commission on October 15, 2003

Ladies and Gentlemen:

We have acted as counsel to Alliance Data Systems Corporation, a Delaware corporation (the "Company"), in connection with the registration, pursuant to a registration statement on Form S-3, as the same may be amended from time to time (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of the offer and sale by the selling stockholders listed in the Registration Statement (the "Selling Stockholders") of up to 8,663,382 shares (the "Selling Stockholders Shares") of the Company's common stock, par value $0.01 per share ("Common Stock"), pursuant to the terms of an underwriting agreement to be executed by the Company, the Selling Stockholders and Bear, Stearns & Co. Inc., Credit Suisse First Boston LLC and J.P. Morgan Securities Inc. (the "Underwriters").

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that the Selling Stockholders Shares have been duly authorized and validly issued, and are fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.
We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

B.
This law firm is a registered limited liability partnership organized under the laws of the State of Texas.

C.
With respect to the Selling Stockholders Shares being validly issued, fully paid and non-assessable, we have relied on a certificate from the Company to the effect that the consideration received by the Company in connection with the original issuance by the Company of each of the Selling Stockholders Shares was at least equal to the par value per share of such shares.

D.
This letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We assume herein no obligation, and hereby disclaim any obligation, to make any inquiry after the date hereof or to advise you of any changes in the foregoing or of any fact or circumstances that may hereafter come to our attention.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption "Legal Matters". In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ AKIN GUMP STRAUSS HAUER & FELD LLP

AKIN GUMP STRAUSS HAUER & FELD LLP

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  Exhibit 5